                                                                   EXHIBIT 10.16

                         TRANSITION SERVICES AGREEMENT


          THIS TRANSITION SERVICES AGREEMENT (this "Agreement") is made and entered into as of __________, 1995 by and between Datamax Corporation, a Delaware corporation ("Datamax"), and Unimark, Inc. a Kansas corporation ("Unimark").

          WHEREAS, contemporaneously with the execution and delivery hereof, Unimark is acquiring certain assets related to the operation of Datamax's automated ticketing and boarding pass ("ATB") business for the airline and travel industry (the "Business") pursuant to that certain 1995 between Datamax and Unimark (the "Purchase Agreement"); and

          WHEREAS, Datamax and Unimark desire to make certain arrangements for the provision of certain services (as more fully described below) by Datamax to Unimark following the closing (the "Closing") of the transactions contemplated by the Purchase Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

          1. Services. The parties agree that, subject to the terms and conditions of this Agreement, Datamax shall provide to Unimark the following services (the 'Transition Services").

              (a)  Employment Matters.

                   (i) Datamax and Unimark shall mutually agree on those current employees of Datamax to whom Unimark shall offer permanent employment and those who may be utilized by Datamax to provide Transition Services under this Agreement Purchase agrees not to make an offer of employment or enter into discussions concerning employment with any of Seller's employees other than the mutually agreed employees without Seller's prior consent. Seller shall use reasonable efforts to cause such mutually agreed employees who are offered permanent employment by Purchaser to make available their employment services to Purchaser Unimark shall be responsible for all payroll and benefit obligations for such employees who accept Unimark's offer of employment (the "Hired Employees") as of the later of the Closing Date or the date of Unimark's receipt of acceptance. Any Hired Employee may work out of Datamax's facility during the Transition Period and Unimark shall pay or reimburse Datamax for all direct costs for telephone usage, supplies and the like associated therewith, excluding base rental.

                   (ii) During the Transition Period (as hereinafter defined), Datamax shall cause its employees assigned to the Business as of the Closing Date

     (other than the Hired Employees) (collectively, the "Service Personnel") to provide Unimark with the Transition Services. Unimark shall reimburse Datamax for the payroll cost and associated benefits of such employees and any direct costs such as travel expenses, telephone charges, supplies and the like, until the earliest to occur of the date on which such employee becomes a Hired Employee, the termination of the Transition Period or the date on which the service of such Employee is no longer required to perform Transition Services.

(b)  ATB Product Transition.

     (i) During the Transition Period, Datamax shall manufacture the ATB products identified on Exhibit A for Unimark upon the terms and conditions described in subsection (c) below and at the respective price(s) set forth in Exhibit A. Datamax warrants to Unimark that with respect to any specific ATB product manufactured by Datamax hereunder the cost of such product to Unimark, which includes the price therefor set forth in Exhibit A plus the cost of materials and supplies therefor pursuant to Section 1(c)(ii) below, shall in no event exceed the price, if any, at which Datamax has previously committed to sell such specific product to the customer.

     (ii) At Unimark's sole discretion, Unimark shall be permitted to send its employees to Datamax during the Transition Period for training by Datamax's Service Personnel, which training shall include ATB product assembly and testing. Each party shall be responsible for its own labor costs associated with such training. At Unimark's request Datamax shall send to Unimark, for initial pilot builds, selected Datamax Service Personnel as mutually agreed upon by both parties and Unimark shall pay all reasonable travel expenses related thereto.

     (iii) Datamax shall provide Unimark with documentation in current format for the ATB products, parts and assemblies, which documentation shall include assembly drawings, assembly procedures, test procedures, test programs, source code for all firmware, software test and debug routines, engineering drawings, schematics for all printed circuit boards, specifications and user and maintenance documentation.

     (iv)   Datamax shall, at its own cost and expense, use its best efforts to
     (A) assist Unimark in the transfer of all of Datamax's domestic and international agency transferable approvals/certifications to Unimark for its use, and (B) transfer Datamax's existing vendor relationships (except as to the products described in Exhibit B and the products discussed in
     Section VII.E. of the Purchase Agreement) and purchase order obligations to Unimark as requested by Unimark (including, without limitation, assistance in the transfer of tools and fixtures located at vendors and purchased by Unimark at the Closing pursuant to the Purchase Agreement).

     (v) Datamax shall, at its own cost and expense, be responsible for adequately packaging the Assets (as defined in the Purchase Agreement) and Unimark shall ship such Assets to Unimark's designated facility at the conclusion of the Transition Period. The parties shall cooperate with each other to make this relocation of Assets as smooth as possible.

     (vi) Datamax shall repair any ATB product(s) manufactured by it which experience an out-of-box failure due to defects in material or workmanship and which are returned to Datamax's factory within the Transition Period for the applicable product(s). Datamax may use consignment inventory to perform any such repair(s). Return of all repaired products to the customer shall be the responsibility of Unimark. Except as specifically set forth above, ALL PRODUCTS ARE AND SHALL BE SOLD BY DATAMAX "AS IS." ALL EXPRESS WARRANTIES AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED.

     (vii) Notwithstanding Section 1(b)(vi) above, during the Transition Period Datamax shall honor any warranty on ATB Products manufactured or repaired by it as is necessary to meet a customer commitment made by Seller prior to the Closing Date.

(c)  Manufacturing Services.

     (i) Datamax shall provide manufacturing services for the ATB products listed Exhibit A hereto, including, without limitation, configurations and options thereof, until completion of the transfer of the manufacturing of ATB products to Unimark's facility. The Transition Period may be extended, at Unimark's sole discretion, for two months beyond the Transition Period provided that Unimark pays Datamax an additional 10% more than the amounts specified on Exhibit A hereto for all ATB products manufactured beyond the end of the originally scheduled termination date of the Transition Period.

     (ii) Datamax shall be responsible for all of its expenses incurred in providing such manufacturing services (which expenses shall include all costs associated with the planning, procurement, storage, material handling, production, cost accounting and assembly of such ATB products, as well as labor and overhead costs, and which expenses shall be reflected in the prices set forth on Exhibit A hereto); provided, however, that Unimark shall pay for all materials and parts for such ATB products, however, that Unimark shall pay for all materials and parts for such ATB products, and shall, at Unimark's option, either provide to Datamax the required parts and materials (other than the parts and materials referenced in Exhibit B and Section VII.E of the Purchase Agreement) or reimburse Datamax for the cost thereof if supplied by Datamax.

     (iii) All inventory related to such ATB products purchased by Unimark will be maintained by Datamax in its facility as consignment inventory of Unimark during the Transition Period. At the conclusion of the Transition Period Datamax shall pack and Unimark shall ship such inventory to Unimark's facility, each at its own cost and expense. At Datamax's own cost and expense, Datamax shall be responsible for insuring such ATB product inventory and reimbursing Unimark for insurable losses as well as losses due to theft or shrinkage. Datamax and Unimark shall reconcile perpetual inventory records of consignment inventory on a monthly basis. At Unimark's sole discretion, any of the Hired Employees or any other employees of Unimark shall be permitted to conduct inventory cycle counts at Datamax at any time during the Transition Period.

     (iv) Unimark shall be responsible for sales order administration and Datamax shall build and stock finished ATB products based upon and subject to the terms and conditions of purchase orders delivered by Unimark to Datamax. If Unimark requests Datamax to ship finished products, Datamax shall do so at Unimark's risk, cost and expense. Datamax's standard sixty
     (60) day manufacturing and shipping lead times shall apply.

     (v) Datamax shall review any manufacturing quality improvements suggested by Unimark during the Transition Period and shall advise Unimark of the related recurring and/or non-recurring cost(s), if any, of implementing such improvements. If, after such review, implementation of such improvement(s) is determined by Datamax to be feasible, and if Unimark so requests, Datamax shall implement such improvements and may invoice Unimark and/or adjust the prices in Exhibit A to cover such cost(s).

(d)  DMX Service.

     (i) Datamax shall rent to Unimark the present DMX Serve facilities in Orlando, Florida at the current base rent from the Closing until March 15, 1996, and, provided that the current space or alternate suitable space in the

     Orlando area can be obtained by Seller beyond March 15, 1996, thereafter through May 1, 1996. In connection therewith, Unimark will be permitted to use the related furniture, fixtures and equipment, including phones, computers and software free of charge, except for charges for phone use and supplies. All costs associated with DMX Serve for the ATB Business shall be paid or reimbursed by Unimark.

     (ii) During the Transition Period, Unimark shall be permitted to send its employees to Datamax's DMX Service facility for training. Such training will include phone support, trouble shooting and repair of printers. Unimark shall pay all associated travel costs.

     (iii) Unimark shall share the leased space in Maidenhead, UK, currently housing DMX Serve, with Datamax through the Transition Period. Unimark shall reimburse Datamax for Unimark's pro rata share of the current base rent and utilities and other costs based upon the current space allocation between ATB repair and Datamax Bar Code sales and repair. Unimark shall assume the current lease of the DMX Serve facility in Dallas, Texas during the Transition Period.

(e)  Other Technical Assistance and Transition Support.

     (i) During the Transition Period, Datamax shall cause Rob Strandberg, Bob Wohlers, or Bill Hartman (or any combination thereof) to provide Unimark with a maximum aggregate of 120 hours of consulting services in connection with the transfer of technical, manufacturing and marketing information to Unimark, Unimark shall pay for all reasonable travel-related costs associated with such consulting services.

     (ii) During the Transition Period, Datamax shall make available in current format the following files associated with the ATB products listed on Exhibit A hereto (and related configurations and options): inventory master file information, bills of material, assembly routers with time standards, perpetual inventory records, vendor file information, including quality and delivery performance, payroll information, including quality and delivery performance, payroll information for employees being hired by Unimark, customer file information including sales and credit history, historical sales/usage information for each item, open sales order information, open purchase order information, historical product serial number and manufacturing data for service use, outstanding service contracts, any additional computer files necessary for the successful transition of the inventory, planning, sales order processing, purchasing and MRP functions to Unimark. Unimark may copy any or all of the foregoing files for Unimark's own use.

                (iii) Datamax and Unimark shall mutually agree on the announcement of the acquisition to customers and jointly contact all key customers. Datamax shall assist in the transfer of all outstanding sales orders and contracts to Unimark.

     2. Cost of Services. In exchange for the Transition Services provided by Datamax under this Agreement, Unimark shall pay Datamax the amounts specified in
Section 1 hereof. Invoices for all amounts shall be rendered monthly by Datamax and shall be due and payable net fifteen (15) days following Unimark's receipt of invoice from Datamax.

     3.   Term and Termination; Default.

          (a) The term of this Agreement shall commence on the date hereof and shall continue for seven (7) months from the date hereof, (the "Transition Period"); provided, however, that (i) the Transition Period for the DMX 4000 Products shall be three (3) months, or such shorter period as Unimark may determine, and (ii) at the end of such seven (7) month period Unimark shall begin to relocate ATB products and related Assets to Unimark's facility and shall complete such relocation for all ATB products and related Assets during the ensuing two months.

          (b) Notwithstanding the foregoing, the termination of this Agreement pursuant to any of the provisions of this Agreement shall be without prejudice to any rights, or diminution of any obligation or liability of either party, that may have accrued prior to the effective date of such termination. In addition, the provisions of Section 5 shall survive the termination of this Agreement.

     4. Force Majeure. Performance by Datamax and/or Unimark under this Agreement may be suspended without liability to the other party to the extent, and for so long as, any event which is beyond the reasonable control of the party claiming suspension, ("Force Majeure Events"), prevents or makes commercially impracticable the performance of any obligation hereunder of such party.

     5.   Dispute Resolution.

          (a) Any and all disputes or differences which may arise between Datamax and Unimark with respect to this Agreement, including performance hereunder or the interpretation, breach or termination hereof (collectively, "Disputes") shall be resolved pursuant to this
          Section 5, which the parties hereby agree is the sole method for resolving Disputes under this Agreement.

          (b) Any and all Disputes shall first be discussed by Unimark and Datamax in a good faith attempt to resolve the Disputes.

          (c) If, in spite of such discussions, no mutually agreeable solution is reached within 30 calendar days of the delivery of one party's written request to the other party to discuss such Dispute pursuant to
          Section 5(b) hereof, then the parties shall attempt to settle the Dispute by non-binding mediation under the Center for Public Resources Model Procedure for Mediation of Business Disputes. The neutral in any such proceeding will be selected by and agreed to by both parties and shall be available to serve on short notice throughout the term of this Agreement. The mediation process shall continue until the first to occur of (i) resolution of the Dispute, (ii) the 45th day after such Dispute is referred for mediation, or (iii) the neutral determines that resolution is not reasonably possible in a mediation proceeding. Each party shall bear its own costs of attending and participating in such mediation proceeding.

          (d) In the event that pursuant to Sections 5(b) and 5(c) hereof, the parties fail to resolve any Dispute arising under this Agreement, the parties agree that thereafter either party shall be free to exercise whatever rights or remedies it may then have at law or in equity, but in connection with any judicial proceeding with respect to such matter, both parties agree to waive their rights, if any, to a jury trial and further agree that any applicable statute of limitations or repose or claim of laches will be tolled from the date either party commences the dispute resolution procedures provided in this Section 5 until conclusion of any non-binding mediation conducted pursuant to
          Section 5(c) hereof.

     6. Successor and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement may not be assigned by any party hereto without the prior written consent of the other party.

     7. Governing Law. The validity, interpretation and performance of this Agreement and nay dispute connected herewith shall be governed and construed in accordance with the laws of the State of Florida.

     8. Notice. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given when delivered in person by one party to the other party at the address for notice as herein provided, or by overnight delivery service, or transmitted by telecopier (confirmed by delivery in person or by overnight delivery service), addressed as follows:

               If Datamax:       Datamax Corporation
                                 4501 Parkway Commerce Boulevard
                                 Orlando, Florida 32808
                                 Attention: President
                                 Telephone: (407) 578-8007
                                 Telecopy: (407) 292-6583

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

                  If Unimark:    Unimark Inc.
                                 9400 Reeds Road
                                 Overland Park, Kansas 66207
                                 Attention: President
                                 Telephone: (913) 649-2424
                                 Telecopy: (913) 649-5795

                  or to such other persons and addresses as may be specified from time to time in a notice given by such party. Both parties agree to acknowledge in writing the receipt of any such notice delivered in person. Any notice required or permitted hereunder shall be deemed given upon its date of receipt on a normal work day by the party to whom it was directed or if received on a holiday or weekend the next normal work date thereafter.

     9. Entire Agreement. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto; provided, that this provision is not intended to abrogate or superseded the Purchase Agreement or to abrogate any other written agreement between the parties executed on or after the date of this Agreement. No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing or performance, shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

     10. Counterparts. This Agreement may be executed in any number of counterparts, each of which taken together shall constitute one and the same Agreement.

     11. Severability. All provisions of this Agreement are severable and any provision which may be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement.

     12. Binding Effects; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties to it and their respective successors, permitted assigns and other permitted transferees. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties to it and their respective successors, permitted assigns and other permitted transferees, any rights or remedies under or by reason of this Agreement.

     13. Independent Contractor Status. Datamax shall be deemed to be an independent contractor to Unimark. Nothing contained in this Agreement shall create or be deemed to create the relationship of employer and employee between Datamax and Unimark. The relationship created between Datamax and Unimark pursuant to or by this Agreement is not and shall not be one of partnership or joint venture. No party to this Agreement shall, by reason hereof, be deemed to be a partner or a joint venturer of any other party hereto in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement. Except as specifically and explicitly provided in this Agreement, and subject to and in accordance with the provision hereof, no party to this Agreement is now, shall become, or shall be deemed to be a principal, agent or representative or any other party hereto. Except as herein explicitly and specifically provided, neither party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other party to this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                DATAMAX CORPORATION

                                By:
                                   ----------------------------


                                Title:
                                      -------------------------

                                UNIMARK INC.

                                By:
                                   ----------------------------

                                Title:
                                      -------------------------

                                   EXHIBIT A
                       ATB PRODUCT TRANSITION AND PRICING


    PRODUCT      PRICE*
---------------  -------
   DMX 625       $39.53
  DMX 1500       $257.31
DMX 2500 D-WS    $759.20
DMX 2500 D-SI    $758.84
 DMX 2500 MS     $718.69
 DMX 2500 MD     $961.92
 DMX 3500 BC     $600.93
  DMX 4000       $490.62
 DMX 4000 T      $555.14
  DMX 4500       $678.28
 DMX 4500 DL     $647.75
  DMX 8500       $360.90

THE ABOVE PRODUCTS INCLUDE ALL FINISHED GOODS CONFIGURATIONS AND RELATED OPTIONS AND ACCESSORIES FOR THE DESIGNATED PRODUCT.

*ALL PRICES ARE FOB DATAMAX'S FACILITY. ANY SHIPPING CHARGES PAID OR INCURRED BY DATAMAX SHALL BE ADDED TO THE PRICE AND INVOICED TO UNIMARK.

                                   EXHIBIT B

The following components and assemblies, and the vendor relationships associated therewith, are not being transferred to Unimark pursuant to this Agreement. Datamax shall supply these components and assemblies to Unimark in accordance with the provisions of Paragraph VII.D. of the Purchase Agreement.

ITEM                          PART #
--------------------------  ----------
Print control Gate Array    58-2103-01
Printhead Control Pick      46-2287-01
Printhead-Thermo Plus           220039

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